CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208151 of United Parcel Service, Inc. on Form S-8 of our report dated June 28, 2016, relating to the financial statements and financial statement schedules of the UPS 401(k) Savings Plan, appearing in this Annual Report on Form 11-K of the UPS 401(k) Savings Plan for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
June 28, 2016